 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014

Bluerock Residential Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54946	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed by Bluerock Residential Growth REIT, Inc., or the Company, in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 18, 2013, on December 12, 2013, BR Creekside, LLC, or BR Creekside, a special-purpose entity in which the Company holds a 24.706% indirect equity interest, entered into an Agreement of Purchase and Sale, or Purchase Agreement, with Prominent Realty Group of Georgia, Inc., or PRG, an unaffiliated third party, for the sale of BR Creekside’s entire interest in The Reserve at Creekside Village, a 192-unit garden-style apartment community located in Chattanooga, Tennessee, or the Creekside Property. The sale price for the Creekside Property was to be $19,600,000, subject to deduction for the existing mortgage indebtedness on the Creekside Property in the approximate amount of $12,600,000 and to certain prorations and adjustments typical in a real estate transaction. The net proceeds to the Company, after payment of closing costs and fees, were expected to be approximately $1,350,000.

The Purchase Agreement provided PRG with a period of time to inspect the Creekside Property, or the Inspection Period, which Inspection Period was extended to January 17, 2014 pursuant to an amendment to the Purchase Agreement. For reasons unrelated to any property level issues, PRG exercised its right to terminate the Purchase Agreement prior to the expiration of the Inspection Period by delivering written notice of termination of the Purchase Agreement to BR Creekside on January 16, 2014 and the Purchase Agreement was effectively terminated as of January 16, 2014. In connection with the termination of the Purchase Agreement, PRG received a return of its earnest money in the amount of $250,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Dated: January 22, 2014	By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Chief Executive Officer and President